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                                                                    Exhibit 99.1


              [Letterhead of Patriot American Hospitality, Inc.
                      and Wyndham International, Inc.]

MEDIA INQUIRIES:                            ANALYST INQUIRIES:
Suzanne Cottraux                            Paul Keung
V.P. of Corp. Comm. and Public Affairs      V.P. of Finance, Investor Relations
(214) 863-1258                              (214) 863-1265

              PATRIOT EXTENDS LETTER OF INTENT WITH INVESTOR GROUP

     DALLAS, TX, FEBRUARY 16, 1999--Patriot American Hospitality, Inc. (NYSE:PAH), whose shares are paired and trade with those of its operating company, Wyndham International, Inc. today announced it has extended a letter of intent with an investor group which had previously proposed making a substantial equity investment in Patriot until February 26, 1999, at 5 p.m. EST or if earlier when the parties agree upon the definitive documentation. Patriot said it would negotiate exclusively with the investor group during this period in an attempt to reach a definitive agreement in the best interests of Patriot's shareholders.

     Under the terms of the letter of intent, the investor group, comprised of Thomas H. Lee Company; Apollo Real Estate Advisors, L.P.; Apollo Management, L.P.; Beacon Capital Partners, Inc.; and Rosen Consulting Group, would purchase up to $1 billion of convertible preferred stock.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.

     Patriot American Hospitality, Inc. is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio comprised of 474 owned, managed, leased or franchised hotels and resorts with more than 101,774 rooms. Its paired operating company, Wyndham International, Inc., comprised of the Grand Bay Hotels & Resorts Division, the Wyndham Hotel Group, the All-Suites Division and PAH Management Services, leases, manages and franchises primarily upscale and luxury hotel and resort properties represented by its proprietary brands and provides management services for third-party owned hotels and resorts.


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